COMPANY DATA:
                COMPANY CONFORMED NAME:                 GENVEC, INC
                CENTRAL INDEX KEY:                      0934473
                SIC:				        2843
                IRS NUMBER:                             23-2705690
                STATE OF INCORPORATION:                 DE
                FISCAL YEAR END:                        12/31

        FILING VALUES:
                FORM TYPE:              SC 13G/A
                SEC ACT:                1934 Act
                SEC FILE NUMBER:        0-24469
                FILM NUMBER:


        BUSINESS ADDRESS:
                STREET 1:               65 WEST WATKINS MILL RD
                CITY:                   GAITHERSBURG
                STATE:                	MD
                ZIP:                    20878
                BUSINESS PHONE:         240-632-0740

FILED BY:

        COMPANY DATA:
                COMPANY CONFORMED NAME:                 Newby Steven T
                CENTRAL INDEX KEY:                      0000905383

        FILING VALUES:
                FORM TYPE:              SC 13G/A

        BUSINESS ADDRESS:
                BUSINESS PHONE:         3019906364

        MAIL ADDRESS:
                STREET 1:               12716 Split Creek Court
                CITY:                   North Potomac
                STATE:                  MD
                ZIP:                    20878



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934
(Amendment No.3)

GENVEC, INC
(Name of Issuer)

Common Stock, par vale $0.001 per share
(Title of Class of Securities)

37246C109
(CUSIP Number)

NOVEMBER 11, 2008
 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Scheduleis filed:

[ ]Rule 13d-1(b)
[ x ]Rule 13d-1(c)
[ ]Rule 13d-1(d)

CUSIP No. 37246C109....................



          1.Names of Reporting Persons.
      I.R.S. Identification Nos. of above persons (entities only).
      .......................................................................
        STEVEN T NEWBY



      2. Check the Appropriate Box if a Member of a Group (See Instructions)


      (a)....................................................................


      (b)....................................................................




      3.SEC Use Only
      .......................................................................




      4.Citizenship or Place of Organization
      .......................................................................
        United States of America


      Number of
      Shares
      Beneficially
      Owned by
      Each Reporting
      Person With


      5.Sole Voting Power
      .......................................................................
        4,340,000 shares


      6.Shared Voting Power
      .......................................................................



      7.Sole Dispositive
      Power..................................................................
        4,340,000 Shares


      8.Shared Dispositive Power
      .......................................................................




      9.Aggregate Amount Beneficially Owned by Each Reporting
      Person.................................................................

       4,340,000 Shares


      10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions).................................




      11.Percent of Class Represented by Amount in Row (9)
      .......................................................................
        4.9*



      12.Type of Reporting Person (See Instructions)
      .......................................................................
        INDIVIDUAL
      .......................................................................




        * Percentage based on 88,422,963 shares of Issuer's common stock outstanding as of October 31,2008.

      .......................................................................



      Item 1(a)Name of Issuer

        GENVEC, INC

      Item 1(b)Address of Issuer's Principal Executive Offices

        65 WEST WATKINS MILL RD GAITHERSBURG, MD 20878

      Item 2(a)Name of Person Filing

        Steven T Newby

      Item 2(b)Address of Principal Business Office or, if none, Residence

        12716 Split Creek Court North Potomac, MD 20878

      Item 2(c)Citizenship

        United States of America

      Item 2(d)Title of Class of Securities

        Common Stock, par vale $0.001 per share

      Item 2(e)CUSIP Number

        37246C109


      Item 3.If this statement is filed pursuant to 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a)[ ]Broker or dealer registered under section 15 of the Act (15 U.S.C.78o).

      (b)[   ]Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c)[ ]Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

      (d)[ ]Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

      (e)[   ]An investment adviser in accordance with 13d-1(b)(1)(ii)(E);

      (f)[ ]An employee benefit plan or endowment fund in accordance with 13d-1(b)(1)(ii)(F);

      (g)[ ]A parent holding company or control person in accordance with 13d-1(b)(1)(ii)(G);

      (h)[ ]A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

      (i)[ ]A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

      (j)[   ]Group, in accordance with 13d-1(b)(1)(ii)(J).


      Item 4.Ownership.
      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)Amount beneficially owned: _3,340,000______.

      (b)Percent of class: __________4.9%_______________

      (c)Number of shares as to which the person has:


      (i)Sole power to vote or to direct the vote _3,340,000_____.


      (ii)Shared power to vote or to direct the vote _____________.


      (iii)Sole power to dispose or to direct the disposition of ___3,340,000____.


      (iv)Shared power to dispose or to direct the disposition of
      _______________.


      Item 5.Ownership of Five Percent or Less of a Class

      	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


      Item 6.Ownership of More than Five Percent on Behalf of Another Person.

	Not Applicable

      Item 7.Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

        Not applicable.


      Item 8.Identification and Classification of Members of the Group

	Not applicable

      Item 9.Notice of Dissolution of Group

        Not applicable.

      Item 10.Certification


        By signing below I certify that, to the best of my knowledge and belief,the securities referred to above were not acquired and are not held forthe purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not heldin connection with or as a participant in any transaction having that purpose or effect.


                        SIGNATURE
        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
      ________________________________
      Date      NOVEMBER 11,2008
      ________________________________
      Signature /s/ Steven T Newby